UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2025

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA 93257
(Address of principal executive offices)	(Zip code)

(559) 782-4900

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BSRR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2025, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (collectively, the “Company”), announced that William “Bill” Wade II was appointed as Executive Vice President and Chief Operations Officer, effective July 7, 2025.

Mr. Wade, currently 60 years old, holds a Bachelor of Business Administration in Management from the University of Texas at Arlington. Most recently, Mr. Wade was the Chief Information Officer and Executive Vice President of Information Technology for Independent Financial, McKinney, Texas, a position he held from 2021 to present. Independent Financial sold to South State Bank, Winter Haven, Florida effective January 2, 2025. Prior to Independent Financial, he served as Chief Business Architect and Senior Vice President of Information Technology for Simmons Bank, Little Rock, AR from 2018 to 2021. Before joining Simmons Bank, Mr. Wade spent 30 years primarily in the information technology industry working for a variety of industries, including banking, fitness, food services, and consulting.

On April 24, 2025, the Board of Directors of Sierra Bancorp approved the terms of an employment agreement by and between Sierra Bancorp, Bank of the Sierra and Mr. Wade. The employment agreement commences on July 7, 2025, and continues through December 31, 2028. The employment agreement was executed on July 1, 2025. Subsequent to the initial term it will automatically renew for a one-year term and will continue to renew every year thereafter unless either Mr. Wade or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date. The agreement specifies a minimum base annual salary of $380,000 and an annual discretionary bonus of up to 50% of his annual base salary. The agreement also provides severance benefits in a no cause termination equal to his annualized base salary, or in termination in connection with a change of control equal to two times his annual base salary and maximum bonus potential, with severance in both instances conditioned on his full and complete release of claims against the Company or its affiliates arising from or in any way related to his employment or termination of his employment.  Moreover, the agreement provides for the grant of restricted stock of $400,000 with the number of shares granted based on the stock price at the close of business on the grant date, which is expected to be the next meeting date of the Compensation Committee of the Company.  The restricted stock will vest at the rate of 20% on each grant date anniversary until fully vested. The agreement also notes the basic terms and conditions of other benefits, delineates permitted outside activities, and provides indemnification for Mr. Wade, supplemented by the indemnification agreement referenced below, for certain circumstances. In addition, the agreement includes noncompetition, non-solicitation and nondisclosure conditions. The foregoing summary description does not purport to be complete, and reference is made to the full text included with this 8-K as exhibit 10.1 for more detailed information on Mr. Wade’s employment agreement.

Also on April 24, 2025, the Compensation Committee of the Board of Directors of Sierra Bancorp approved the entry into the Company’s standard form Indemnification Agreement for senior officers and directors with Mr. Wade. The form of the Indemnification Agreement is the same as filed as Exhibit 10.1 to the Form 8-K filed by the Company with the SEC on January 29, 2021, and incorporated herein by reference as Exhibit 10.2 to this Form 8-K.

There are no arrangements or undertakings pursuant to which Mr. Wade was selected as Chief Operations Officer. There are no family relationships among any of the Company’s directors or executive officers and Mr. Wade. There are no related party transactions between the Company and Mr. Wade.

Item 9.01financial Statements and Exhibits

(d)Exhibits. The information furnished pursuant to this item is set forth in the Exhibit Index, which appears below immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and William J Wade II, dated July 1, 2025
10.2	Form of Indemnification Agreement for Officers and Directors, filed as Exhibit 10.1 to the Form 8-K filed with the SEC on January 29, 2021, and incorporated herein by reference
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA BANCORP

Dated: July 7, 2025	By:	/s/ Christopher G. Treece
Christopher G. Treece
Executive Vice President &
Chief Financial Officer